CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of The Advisors' Inner Circle Fund and to the use of our report dated December 18, 2013 on the financial statements and financial highlights of the TS&W Equity Portfolio, a series of shares of beneficial interest of The Advisors' Inner Circle Fund. Such financial statements and financial highlights appear in the October 31, 2013 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

PHILADELPHIA, PENNSYLVANIA
FEBRUARY 27, 2014